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                                                                    Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (Registration No. 333-19481) filing of WorldCorp, Inc. of our report dated February 5, 1997, appearing in the Annual Report on Form 10-K of InteliData Technologies Corporation for the year ended December 31, 1996, incorporated by reference in WorldCorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Amendment No. 2 to Form S-4 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Hartford, Connecticut
June 20, 1997